Dear Shareholders, We delivered a very strong start to 2024. As the leading online grocery marketplace, our scale continues to help us serve our customers better. With the largest selection of grocery retailers, and shoppers often at or within a mile of the store, we can deliver more of what people want at the speed they demand it. At the same time, we’re increasing the scope and reliability of our service. By positioning Instacart at the center of people’s relationship with food, we can create a world where everyone has access to the food they love and more time to enjoy it together. Our critical advantages fueled our solid Q1 results, including our fourth consecutive quarter of expanding year-over-year GTV growth, as well as strong GAAP net income and Adjusted EBITDA profitability. We remain well positioned to deliver Q2 year-over-year growth in GTV that represents a continued step up compared to the growth we delivered in 2023, and we’re well on track to expand Adjusted EBITDA profitability in 2024. Here’s more about the latest ways we’re doubling down on our strengths and raising the bar across the most important dimensions of online grocery: ● Selection:We know that people want options. On average, Instacart customers have shopped from more than five retailers on our marketplace, and Instacart+ members shop at more than twice as many retailers as non-members. We already have unmatched selection by partnering with more than 1,500 retail banners that represent over 85% of the U.S. grocery market. We continue to increase our supply advantage by onboarding new retailers and expanding with existing partners, like by successfully ramping up EBT SNAP with Costco and Kroger. And because our fulfillment capabilities are more efficient than ever, we recently increased the delivery area for more stores, which allowed nearly 80% of customers to gain access to at least one new retailer. Additionally, we’re giving Instacart customers more options for getting food on the table by launching restaurant delivery via a new strategic partnership with Uber. By combining our leading grocery selection with delivery and pickup options from hundreds of thousands of restaurants that will be available and fulfilled through Uber Eats, we can now serve even more of our customer’s food needs within the Instacart app. Instacart+ members will also get $0 delivery on grocery and restaurant orders over $35, making our Instacart+ membership twice as valuable overnight. ● Convenience: The number one reason customers use Instacart is convenience, which is why we keep making our service faster every year. In 2017, the majority of our delivery orders were scheduled 4 or more hours in advance, while in Q1 more than 80% of delivery orders were on-demand,1 which means customers don’t have to plan so far ahead. About half of these on-demand orders were priority — our fastest delivery option with a median delivery time of less than 50 minutes. In addition to providing faster delivery, we’re also making shopping on Instacart more efficient. For example, by leveraging more than a decade of operating data and our customers’ order history, we helped more than 75% of customers purchase at least one item from a personalized buy-it-again surface in Q1. Additionally, because our customers typically shop for their household, we recently made it possible for anyone to create a Family Account, which allows people to shop together in real time with a shared cart. Not only does shopping together help drive larger average order values, but it also makes our shopping experience more convenient. 1 The earliest available same-day delivery option and priority delivery orders. 1

● Affordability:We're relentlessly focused on helping consumers get the items they want at the most affordable price. To do this, we expanded stock-up-and-save promotions with CPGs and loyalty integrations with retailers. We’re also working with retailers like Aldi, Costco, Food Lion, Publix, and Sprouts to digitize deals from their flyers in order to attract more price-conscious customers. Together, these efforts contributed to customers saving an average of more than $4.75 on items in their marketplace orders in Q1, which represented a more than 20% increase year-over-year. We're also giving customers flexibility in price by offering different service options. For example, sometimes customers don’t mind paying more if it means their order will be on their doorstep in 30 minutes. Other times they might want to pick it up from the store because it’s more affordable. As we launched pickup with more retailers, we estimate that approximately 75% of these pickup orders were incremental to delivery orders. To build on this momentum, we recently made pickup free for all customers. ● Quality:When people need us most, we’re able to respond with high-quality service. In Q1, we saw customer demand surge during several winter storms. By efficiently matching higher demand with shopper availability, we were able to fulfill more orders compared to past winter seasons and with higher reliability. We’re also continuing to improve our best-in-class found and fill rates, which continue to be the best they have ever been since Q4’19. This starts with our vast data and machine learning models, which score over a hundred million items per day to predict what’s most likely to be in stock at each store. We then provide shoppers with store planograms to help them navigate and actually find items on the shelves. Stores with planograms account for roughly 75% of our orders, which makes shopping trips more efficient and accurate. After checkout, we’re now combining text recognition technology with large language models (LLMs) to analyze receipt data. Historically, this task would’ve required lots of time and manual work to decipher item abbreviations on receipts that vary dramatically from retailer to retailer and order by order. But now, with LLMs, we can efficiently process this information in real time and use it to improve order quality by alerting shoppers if they have the wrong weight, quantity, or item in a batch. As we continue to make our service better for customers, we’re also creating more ways to help our brand partners grow. Instacart Ads already drive high incrementality for brands that, on average, see a more than 15% incremental sales lift — and sometimes twice that.2 Now, we’re also helping brands understand how their presence on Instacart helps them reach highly incremental audiences compared to those they’re reaching in-store. We’ve partnered with Circana to produce omnichannel sales studies with CPGs across product categories. When we studied two large CPGs, 75% and 90% of people who purchased specific brands from their portfolio on Instacart did not purchase those brands in-store.3 We're also creating more ways for our grocery partners to deliver the best omnichannel experience, and Caper Carts are at the center of our strategy. We made an early bet that smart carts would be the winning technology for transforming the in-store grocery experience because it’s a form factor people recognize and it doesn’t require retrofitting a whole store with large capex investments. Our Caper Carts do so much more than allow people to skip checkout. The digital screen makes shopping more personalized and delightful, and will soon be equipped with real-time offers based on your location within a store, what’s already in your basket, and your personal preferences. 3 Data for buyers from Q1 2023 and December 2023, respectively. Results provided by Circana. 2 Based on internal tests run across all brand partners using our Sponsored Product ads offering in the year ending December 31, 2023 and individual tests run for select brands or types of brands. 2

This quarter, we deployed more Caper Carts with Kroger, Schnucks, and Wakefern. We also signed a new Caper agreement with The Save Mart Companies, which is also adopting several of our enterprise platform products, including Storefront Pro and FoodStorm, that connect to Caper to deliver a full omnichannel shopping experience. People spend an average of 30 minutes with our carts, and we hear that people are seeking out stores with our carts even if they’ve never shopped there before. Additionally, Schnucks recently told us that customers using Caper Carts are purchasing larger baskets. On peak days, Caper Carts have processed more than 10% of in-store sales at a Schnucks store where only 10 Caper Carts were deployed alongside approximately 160 traditional carts. This is only one data point, and we’re still early in our goal to roll out thousands of Caper Carts across multiple retail partners by the end of 2024. But, for perspective, it took online grocery delivery roughly a decade to reach a double-digit penetration level. Conclusion Overall, I’m pleased by how our business is operating and I remain focused on expanding our leadership position as North America’s largest online grocery marketplace. We’re playing a critical part in transforming the grocery industry and we’re doing it by growing the pie for our customers, retailers, brands, and shoppers. I’m confident in our ability to execute, which is why we cumulatively repurchased approximately 27 million shares for $751 million under our buyback program at the end of Q1. I could not be more excited for what’s ahead for Instacart in 2024 and beyond. Fidji Simo Chief Executive Officer 3

Additional Business Updates

Consumers

We're committed to delivering an exceptional customer experience for the millions of people who use Instacart to feed their families on a weekly and monthly basis. We're also finding more ways to attract new customers and resurrect lapsed customers to our service. Below are a few additional business updates:

- Introduced the **Instacart Developer Platform** (IDP), a publicly available API program that allows third parties to integrate the functionality of Instacart inside their websites and apps and instantly unlock same-day delivery directly from their digital food, health, and wellness sites. They will also have access to other Instacart tools including catalog, search, and fulfillment over time. Marquee launch partners include New York Times Cooking, WeightWatchers, and GE Appliances.

- **Reached new customers via sports media advertising** with our "Combination Football Game and Grocery Store" commercial. This commercial ran in high-profile placements across the media landscape, including the NFL NFC Championship and the streaming coverage of the Super Bowl on Paramount+, helping to increase brand consideration and consumer engagement on social media.

- Made gifting easier with our first-ever **"Valentine's Day Deal Week"** — seven days of offers on flowers and gifts. We continue to improve our execution on these types of campaigns. When compared to our successful December Holiday Week of Deals, we drove higher customer participation, with many redemptions coming from new and lapsed Instacart customers.

- Introduced **new affordability labels** on our Instacart Marketplace home screen to help customers identify stores that can help them save. Retailers with "Low prices" or featured promotions like "$10 off" are now tagged alongside the "In-store prices" labels that customers know and love.


12:30
WW Must-Haves Cart
Free delivery on first 3 orders. Terms apply.
instacart
50 Beale Street
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WW Must-Haves Cart
From WW
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IDP allows third-party partners – like WeightWatchers – to develop Instacart-connected experiences


Sprouts Far...
In-store prices
Kroger
By 2:30pm
Food Lion
By 2:00pm
Binny's Bev...
By 2:00pm
Sephora
$10 off
Publix
$10 off Floral
Save Mart
By 2:00pm
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41 stores

New labels make it easier for customers to quickly identify savings opportunities

Q1 2024

4

Retailers

We're continuing to deepen our integrations with retail partners on Instacart Marketplace and extend our enterprise and omnichannel technology and tools. Below are a few additional business updates:

- Welcomed **new retailers** to our marketplace, including **ACME Fresh Market**, **Fairfax Market,** and **Harmons**. We also established partnerships with Independent Grocers Alliance (IGA), the world's largest voluntary supermarket network, and Associated Wholesale Grocers, Inc. (AWG), the nation's largest cooperative food wholesaler to independently owned supermarkets.

- Completed our nationwide rollout of same-day delivery from Kohl's on the Instacart Marketplace.

- Launched several new retailers on Storefront, our core white-label e-commerce experience, including **Canseco's Market**, **Commisso's Fresh Foods**, **Harps Foods**, **Price Chopper**, **Ruler Foods**, and **Shamrock Foods**. Instacart Storefront is an easy and affordable way for grocers of all sizes to get online and add e-commerce to their websites.

- Launched Woodman's Market on **Storefront Pro**, our premier white-label e-commerce experience, from a third-party platform and transitioned **Costco Business Center**, **Good Food Holdings**, **Plum Markets**, **Publix**, **Stew Leonards**, and **The Fresh Market** to the latest version of Storefront Pro.

- Upgraded all of The Save Mart Companies banners to Storefront Pro. The retailer will soon launch **Carrot Ads**, roll out **Caper Carts** to select stores, and introduce **FoodStorm** across all Save Mart and Lucky locations.

- Launched fulfillment solutions for **Lowe's Home Improvement's** and **Metro's** owned and operated websites.

- Launched **alcohol delivery** in **Las Vegas** in February ahead of the Super Bowl, and **expanded alcohol coupons** for spirits and wine-eligible states including California and Florida.

- Launched **pickup** at the new **Wegmans** Astor Place store in Manhattan.

- Launched FoodStorm with multiple new local independent grocers, including **Green Way**, **Dave's**, **Foodtown**, **il Mercato**, **FreshTake**, **Delucchi's**, and **Johnny Pomodoro's**, in addition to expanding with **Eataly's** presence in Boston, Chicago, and Dallas.


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KOHL'S
Everyday store prices · Earn with Kohl's Rewards
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Delivery
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Men's Crewneck Tee
Cozy Plaid Blanket
Customer Favorites
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Free delivery + saving $3.99

Instacart is Kohl's exclusive same-day delivery partner for its over 1,000+ stores



Instacart is providing the technologies that will power The Save Mart Companies' omnichannel transformation

Q1 2024

5

Brands

Our unique data and insights help over 5,500 active brand partners drive incremental growth and connect with high-intent customers. We continue to forge new partnerships and launch more off-marketplace ad capabilities to deliver results for brands across numerous channels. Below are a few additional business updates:

- Enhanced our optimized bidding solutions, which represent the majority of sponsored product campaigns on Instacart. First, we now allow advertisers to specify a **target return on ad spend** (ROAS). As a result, advertisers can now be explicit about their desired outcome, which drives more predictable campaign performance and helps us more efficiently manage supply. Second, we introduced a new "acquire" objective for advertisers that want to focus on reaching **new-to-brand customers** and building new purchasing habits on Instacart.

- Received accreditation from the Media Ratings Council **(MRC)** following a rigorous independent auditing process. The MRC accreditation includes impression, click, and viewability metrics across our major advertising formats: Sponsored Product, Display, Shoppable Display, and Shoppable Video. Instacart is one of the first grocery technology companies — and one of few retail media networks — to receive MRC accreditation.

- Released **new measurement case studies** with Chomps, Fire & Smoke Society, Saffron Road, Tender Belly, and Wildwonder, showing how Instacart Ads help brands maximize sales and increase brand recognition.

- Partnered with NBCUniversal to make CPG advertisers' media buys more data-driven on streaming. Now, NBCUniversal can help brands reach purchase-minded audiences based on Instacart's first-party retail media data.

- Deepened relationship with PubMatic, a sell-side advertising software company, to let advertisers enhance their programmatic campaigns with Instacart's first-party retail media data.

- Expanded partnership with Retailer Owned Food Distributors & Associates **(ROFDA)**, a coalition of wholesale food distributors cooperatively owned by their independent retail grocer members, to power local independent grocers' retail media networks via Carrot Ads.


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dry rub seasoning
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Fire & Smoke Society
Sponsored
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Instacart Ads helped Fire & Smoke Society drive new customer acquisition and a significant rise in ROAS


Frequently bought together
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Vital Farms 18 ct Pasture Raised...
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Many in stock
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Tender Belly Signature ...
10 oz
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Sponsored
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FAGE Yogurt, Greek, Nonfat...
32 oz
Many in stock

Instacart Ads has helped increase Tender Belly's brand visibility, leading to increased new customer acquisition and sales

Q1 2024

6

Shoppers We’re committed to providing a rewarding, equitable, and flexible experience to our community of approximately 600,000 Instacart shoppers and the role they play in delivering superior customer service. Below are a few additional business updates: ● Improved order routing and batching decisions by aligning with actual road miles instead of haversine distance (“as the crow flies”). For shoppers, this allows for more precise batch pay estimates and improves Instacart’s ability to assign efficient multi-order batches, leading to larger shopper payouts. The change resulted in a reduction in drive time per order, creating time savings for customers and shoppers. ● Invested in Instacart’s shopper platform security, adding new capabilities that allow us to better detect and remove shoppers using multiple accounts, enhancing account security, and continuously working to block unauthorized third-party services. We continue to invest in this area to ensure that everyone has an equal opportunity on our platform. 7

Q1’24 Financial Update Q1’24 Highlights ● GTV of $8,319 million, up 11% year-over-year. ● Orders of 72.8 million, up 9% year-over-year. ● Total revenue of $820 million, up 8% year-over-year, representing 9.9% of GTV. ● Transaction revenue of $603 million, up 8% year-over-year, representing 7.2% of GTV. ● Advertising & other revenue of $217 million, up 9% year-over-year, representing 2.6% of GTV. ● GAAP gross profit of $614 million, up 5% year-over-year, representing 7.4% of GTV and 75% of total revenue. ● GAAP net income of $130 million, up $2 million year-over-year, representing 1.6% of GTV and 16% of total revenue. ● Adjusted EBITDA of $198 million, up 17% year-over-year, representing 2.4% of GTV and 24% of total revenue. GTV, Orders & Total Revenue GTV of $8,319 million was up 11% year-over-year and above the high end of our guidance range of $8,000 million to $8,200 million. Our stronger-than-expected performance was driven by orders of 72.8 million, which grew 9% year-over-year, and average order value (AOV) of $114, up 2% year-over-year. In Q1, year-over-year growth for both GTV and orders benefited from seasonality - as more customers typically turn to our service in times of inclement weather. By efficiently matching higher demand with shopper availability, we were able to fulfill more orders compared to prior winter seasons and with higher reliability. Both year-over-year growth metrics also had the added benefit of leap day. Total revenue was $820 million, up 8% year-over-year, primarily driven by GTV growth and changes in transaction revenue and advertising & other revenue as described below. 8

Transaction Revenue and Advertising & Other Revenue Transaction revenue was $603 million, up 8% year-over-year. It represented 7.2% of GTV, compared to 7.5% of GTV in Q1’23, primarily because transaction revenue in the prior year period benefited from significant fulfillment efficiencies and lower customer incentives. On a sequential basis, transaction revenue as a percent of GTV was more in-line with the 7.1% of GTV we delivered in Q4’23, as benefits from fulfillment efficiencies were partially offset by higher customer incentives targeted at customer acquisition, habituation, and resurrection. Advertising & other revenue was $217 million, up 9% year-over-year, and advertising & other investment rate was 2.6%, a decrease of 7 basis points year-over-year compared to Q1’23. As a reminder, advertising & other revenue growth typically lags GTV growth on a multi-quarter basis. We remain focused on enhancing our advertising suite of products and capabilities for our brand partners and are confident in our ability to reach our long-term advertising & other revenue target over time. GAAP Gross Profit GAAP gross profit was $614 million, up 5% year-over-year. It now represents 7.4% of GTV and 75% of total revenue compared to 7.8% of GTV and 77% of total revenue in Q1’23. The year-over-year decrease in GAAP gross profit as a percent of GTV was primarily driven by the year-over-year decline in transaction revenue as a percent of GTV for the reasons discussed above. 9

Total Operating Expenses GAAP total operating expenses of $470 million represented 5.6% of GTV compared to 5.8% in Q1’23. The year-over-year improvement in GAAP total operating expenses as a percent of GTV was primarily driven by the benefit related to stock-based compensation expense (SBC) reversals of $95 million due to forfeitures of equity awards from executive departures in Q1'24 and from our restructuring plan. This decrease was partially offset by a substantial increase in SBC year-over-year related to the vesting of our RSUs post-IPO, restructuring charges, and payroll taxes on SBC. Adjusted total operating expenses, which excludes the impact of SBC and certain other expenses, were $425 million and represented 5.1% of GTV compared to 5.6% of GTV in Q1’23. This year-over-year improvement was primarily driven by decreases in adjusted R&D and adjusted G&A. GAAP Net Income, Adjusted EBITDA & Operating Cash Flow GAAP net income of $130 million, was up $2 million year-over-year, representing 1.6% of GTV and 16% of total revenue. It is important to note that SBC in Q1 of $9 million was abnormally low and only up $4 million year-over-year. This is because on a year-over-year basis, SBC increased substantially post-IPO primarily related to the vesting of our RSUs, but this was partially offset by the benefit related to SBC reversals of $95 million due to forfeitures of equity awards from executive departures in Q1’24 and from our restructuring plan. 10

Adjusted EBITDA of $198 million, was above the high end of our guidance range of $150 million to $160 million, primarily driven by higher-than-anticipated GTV and lower-than-expected adjusted operating expenses. It represented 2.4% of GTV and 24% of total revenue and grew $29 million or 17% year-over-year. In Q1’24 we also generated operating cash flow of $105 million, up $35 million year-over-year. Q2’24 Financial Outlook We expect GTV of $8,000 million to $8,150 million, representing year-over-year growth of 7% to 9%. This outlook does not expect a benefit from inclement weather or leap day like we experienced in Q1 and continues to represent a step up versus the growth we delivered in 2023. We expect adjusted EBITDA of $180 million to $190 million, representing approximately 2.3% of GTV. This adjusted EBITDA outlook is up year-over-year on both an absolute and percent of GTV basis, while maintaining our flexibility to spend on marketing and consumer incentives to drive profitable long-term growth. We have not provided the forward-looking GAAP equivalent to our adjusted EBITDA or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation, certain legal and regulatory accruals and settlements, and reserves for sales and other indirect taxes. Accordingly, a reconciliation of this non-GAAP guidance metric to its corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that these reconciling items could have a significant effect on future GAAP results. Live Conference Call Instacart management will host a conference call to discuss the company's results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Wednesday, May 8. To access a live webcast of the conference call, please visit our Investor Relations website at https://investors.instacart.com. After the call concludes, a replay will be made available on the Investor Relations website. 11

Forward-Looking Statements This letter and the accompanying oral presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including without limitation statements regarding our financial outlook, including GTV and adjusted EBITDA growth, trends in our business, our plans and expectations regarding products, features, and partnerships, including expansion of our capabilities and services, developments in the grocery industry at-large, our ability to generate shareholder value, our strategic priorities, investments, and initiatives, our ability to drive sales and growth for our retail and brand partners, the impact of weather patterns, our expectations regarding our recent executive transition, and our share repurchase program. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. The forward-looking statements contained in this letter and the accompanying oral presentation are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our ability to achieve or maintain profitability and profitable growth; our ability to effectively manage the increasing scale, scope, and complexity of our business; our ability to operate our business and effectively manage our growth and margins under evolving and uncertain macroeconomic conditions; the impact of weather patterns; anticipated trends, growth rates, and challenges in our business, industry, and the markets in which we operate; our ability to attract and increase engagement of customers and shoppers; our ability to maintain and expand our relationships with retailers and advertisers; legal and governmental proceedings, new or changes to laws and regulations and other regulatory matters and developments, particularly with respect to the classification of shoppers on our platform; competition in our markets; our ability to expand our offerings to existing or new customers, retailers, and advertisers and whether retailers and advertisers launch or utilize our offerings in the manner and timing that we expect; our ability to continue to grow across our current markets and expand into new markets; our estimated market opportunity; the occurrence of any security incidents or disruptions of service on our platform or technology offerings; our ability to develop new products, offerings, features, and use cases and bring them to market in a timely manner, and whether current and prospective customers, retailers, advertisers, and shoppers will adopt these new products, offerings, features, and use cases; our reliance on key personnel and our ability to attract, integrate, and retain management and skilled personnel; our ability to acquire and successfully integrate other businesses or our partners’ technologies; and our reliance on third-party devices, operating systems, applications, and services that we do not control; as well as other risks described from time to time in our filings with the Securities and Exchange Commission (SEC), including in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 5, 2024. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter and the accompanying oral presentation primarily on information available to us as of the date of this letter and the accompanying oral presentation and our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Moreover, we operate in a very 12 competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements we may make. Except as required by law, we undertake no obligation, and do not intend, to update these forward-looking statements. Key Business Metrics We use the following key business metrics to help us evaluate our business, identify trends affecting our performance, formulate business plans, and make strategic decisions. ● Gross Transaction Value (GTV):We define GTV as the value of the products sold based on prices shown on Instacart, in addition to applicable taxes, deposits and other local fees, and customer tips, which go directly to shoppers, and customer fees, which include flat subscription fees related to Instacart+ that are charged monthly or annually, and other fees. GTV consists of orders completed through Instacart Marketplace or services that are part of the Instacart Enterprise Platform. We believe that GTV indicates the health of our business, including our ability to drive revenue and profits, and the value we provide to our constituents. ● Orders:We define an order as a completed customer transaction to purchase goods for delivery or pickup from a single retailer on Instacart during the period indicated, including those completed through Instacart Marketplace or retailer’s owned and operated online storefronts that are powered by Instacart Enterprise Platform. We believe that orders are an indicator of the scale and growth of our business as well as the value we bring to our constituents. Non-GAAP Financial Measures We use the following non-GAAP financial measures in conjunction with GAAP measures to assess performance, to inform the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to discuss our business and financial performance with our board of directors. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry. Adjusted EBITDA, Adjusted EBITDA as a Percent of GTV, and Adjusted EBITDA Margin.We define adjusted EBITDA as net income, adjusted to exclude (i) provision for income taxes, (ii) interest income, (iii) other expense, net, (iv) depreciation and amortization expense, (v) stock-based compensation expense, (vi) payroll taxes related to stock-based compensation expense, (vii) certain legal and regulatory accruals and settlements, net, (viii) reserves for sales and other indirect taxes, (ix) acquisition-related expenses, and (x) restructuring charges. We define adjusted EBITDA margin as adjusted EBITDA as a percent of total revenue. 13

We use adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin because they are important measures upon which our management assesses our operating performance and the operating leverage in our business. Because adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance, including as an indication of our total revenue growth and operating efficiencies when compared to GTV and total revenue over time, we use them to evaluate the effectiveness of our strategic initiatives and for business planning purposes. We also believe that adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin, when taken collectively, may be useful to investors because they provide consistency and comparability with past financial performance, so that investors can evaluate our operating efficiencies by excluding certain items that may not be indicative of our business, results of operations, or outlook. In addition, we believe adjusted EBITDA is widely used by investors, securities analysts, rating agencies, and other parties in evaluating companies in our industry as a measure of operational performance. Adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin should not be considered as alternatives to net income, net income as a percent of GTV, net income as a percent of total revenue, or any other measure of financial performance calculated and presented in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin rather than net income, net income as a percent of GTV, and net income as a percent of total revenue, which are the most directly comparable GAAP measures. Some of these limitations are that each of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin: ● excludes stock-based compensation expense; ● excludes payroll taxes related to stock-based compensation expense; ● excludes depreciation and amortization expense, and although these are non-cash expenses the assets being depreciated may have to be replaced in the future, increasing our cash requirements; ● excludes restructuring charges; ● does not reflect the positive or adverse adjustments related to the reserve for sales and other indirect taxes or certain legal regulatory accruals and settlements; ● does not reflect interest income which increases cash available to us; ● does not reflect other income that may increase cash available to us; ● does not reflect other income and expense that includes unrealized and realized gains and losses on foreign currency exchange; and ● does not reflect provision for or benefit from income taxes that reduces or increases cash available to us. Adjusted Cost of Revenue and Adjusted Cost of Revenue as a Percent of GTV.We define adjusted cost of revenue as cost of revenue excluding depreciation and amortization expense and stock-based compensation expense. Adjusted Operations and Support Expense and Adjusted Operations and Support Expense as a Percent of GTV. We define adjusted operations and support expense as operations and support expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. 14

Adjusted Research and Development Expense and Adjusted Research and Development Expense as a Percent of GTV.We define adjusted research and development expense as research and development expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. Adjusted Sales and Marketing Expense and Adjusted Sales and Marketing Expense as a Percent of GTV.We define adjusted sales and marketing expense as sales and marketing expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, acquisition-related expenses, and restructuring charges. Adjusted General and Administrative Expense and Adjusted General and Administrative Expense as a Percent of GTV.We define adjusted general and administrative expense as general and administrative expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, restructuring charges, and issuance costs related to the issuance of our Series A Preferred Stock. Adjusted Total Operating Expenses and Adjusted Total Operating Expenses as a Percent of GTV.We define adjusted total operating expenses as the sum of adjusted operations and support expense, adjusted research and development expense, adjusted sales and marketing expense, and adjusted general and administrative expense. We exclude depreciation and amortization expense and stock-based compensation expense from our non-GAAP financial measures as these are non-cash in nature. We exclude payroll taxes related to the vesting and settlement of certain equity awards, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, acquisition-related expenses, restructuring charges, and issuance costs related to the issuance of our Series A Preferred Stock as these are not indicative of our operating performance. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies, which reduce their usefulness as comparative measures. In addition, other companies may not publish these or similar measures. Further, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. We encourage investors to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the tables included at the end of this letter for the reconciliation of GAAP to non-GAAP results. 15

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions) As of December 31, As of March 31, 2023 2024 ASSETS Current assets: Cash and cash equivalents $ 2,137 $ 1,514 Short-term marketable securities 49 20 Accounts receivable, net 853 917 Restricted cash and cash equivalents, current 137 124 Prepaid expenses and other current assets 129 132 Total current assets 3,305 2,707 Restricted cash and cash equivalents, noncurrent 19 19 Property and equipment, net 135 153 Operating lease right-of-use assets 31 28 Intangible assets, net 77 71 Goodwill 318 318 Deferred tax assets, net 830 789 Other assets 12 12 Total assets $ 4,727 $ 4,097 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY Current liabilities: Accounts payable $ 72 $ 49 Accrued and other current liabilities 451 442 Operating lease liabilities, current 13 13 Deferred revenue 197 212 Total current liabilities 733 716 Operating lease liabilities, noncurrent 27 23 Other long-term liabilities 40 38 Total liabilities 800 777 Series A redeemable convertible preferred stock 177 179 Stockholders’ equity: Preferred stock — — Common stock — — Additional paid-in capital 6,382 6,363 Accumulated other comprehensive income (loss) 3 (2) Accumulated deficit (2,635) (3,220) Total stockholders’ equity 3,750 3,141 Total liabilities, redeemable convertible preferred stock, and stockholders’ equity $ 4,727 $ 4,097 16

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions, except share amounts, which are reflected in thousands, and per share amounts) Three Months Ended March 31, 2023 2024 Revenue $ 759 $ 820 Cost of revenue 177 206 Gross profit 582 614 Operating expenses: Operations and support 67 73 Research and development 127 115 Sales and marketing 161 184 General and administrative 77 98 Total operating expenses 432 470 Income from operations 150 144 Other expense, net — (1) Interest income 14 22 Income before provision for income taxes 164 165 Provision for income taxes 36 35 Net income $ 128 $ 130 Undistributed earnings attributable to preferred stockholders (128) — Accretion related to Series A redeemable convertible preferred stock — (2) Net income attributable to common stockholders, basic $ — $ 128 Accretion related to Series A redeemable convertible preferred stock — 2 Net income attributable to common stockholders, diluted $ — $ 130 Net income per share attributable to common stockholders: Basic $ — $ 0.47 Diluted $ — $ 0.43 Weighted-average shares used in computing net income per share attributable to common stockholders: Basic 72,179 274,763 Diluted 72,179 302,126 17

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions) Three Months Ended March 31, 2023 2024 OPERATING ACTIVITIES Net income $ 128 $ 130 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization expense 11 12 Stock-based compensation expense 5 9 Provision for bad debts 4 8 Amortization of operating lease right-of-use assets 3 3 Deferred income taxes 6 41 Other 2 1 Changes in operating assets and liabilities, net of effects of business acquisitions: Accounts receivable (11) (73) Prepaid expenses and other assets 11 (2) Accounts payable (54) (25) Accrued and other current liabilities (50) (9) Deferred revenue 18 16 Operating lease liabilities (4) (4) Other long-term liabilities 1 (2) Net cash provided by operating activities 70 105 INVESTING ACTIVITIES Maturities of marketable securities 51 28 Purchases of property and equipment, including capitalized internal-use software (9) (14) Purchases of patents — (1) Net cash provided by investing activities 42 13 FINANCING ACTIVITIES Taxes paid related to net share settlement of equity awards — (83) Proceeds from exercise of stock options — 49 Deferred offering costs paid (1) — Repurchases of common stock — (715) Other financing activities — (1) Net cash used in financing activities (1) (750) Effect of foreign exchange on cash, cash equivalents, and restricted cash and cash equivalents — (4) Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents 111 (636) Cash, cash equivalents, and restricted cash and cash equivalents - beginning of period 1,599 2,293 Cash, cash equivalents, and restricted cash and cash equivalents - end of period $ 1,710 $ 1,657 18

MAPLEBEAR INC. DBA INSTACART KEY BUSINESS METRICS AND RECONCILIATION OF GAAP TO NON-GAAP RESULTS (unaudited, in millions) Three Months Ended March 31, 2023 2024 Gross transaction value $ 7,465 $ 8,319 Orders 66.6 72.8 Net income $ 128 $ 130 Provision for income taxes 36 35 Interest income (14) (22) Other expense, net — 1 Depreciation and amortization expense 11 12 Stock-based compensation expense (1) 5 9 Payroll taxes related to stock-based compensation (2) — 13 Certain legal and regulatory accruals and settlements, net (3) 1 3 Reserves for sales and other indirect taxes (4) 1 (1) Acquisition-related expenses 1 — Restructuring charges (5) — 18 Adjusted EBITDA $ 169 $ 198 Net income as a percent of GTV 1.7% 1.6 % Adjusted EBITDA as a percent of GTV 2.3% 2.4 % Revenue $ 759 $ 820 Net income as a percent of total revenue 17% 16 % Adjusted EBITDA margin 22% 24% (1) The first quarter of 2024 includes an aggregate $95 million benefit related to the reversal of previously recognized stock-based compensation expense for unvested equity awards for executive departures in the first quarter of 2024 and for terminated employees in connection with the restructuring plan. (2) Represents employer payroll taxes related to the vesting and settlement of certain equity awards. (3) Represents certain legal, regulatory, and policy expenses related to worker classification matters. (4) Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our underlying operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers. (5) Represents severance payments and other related benefits for terminated employees in connection with the restructuring plan. 19

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024
Cost of revenue	$ 177	$ 189	$ 203	$ 195	$ 206
Depreciation and amortization expense	(6)	(6)	(7)	(6)	(7)
Stock-based compensation expense	—	—	(17)	(1)	(2)
Adjusted cost of revenue	$ 171	$ 183	$ 179	$ 188	$ 197
Cost of revenue as a percent of GTV	2.4 %	2.5 %	2.7 %	2.5 %	2.5 %
Adjusted cost of revenue as a percent of GTV	2.3 %	2.4 %	2.4 %	2.4 %	2.4 %
Operations and support	$ 67	$ 61	$ 145	$ 71	$ 73
Depreciation and amortization expense	(1)	(1)	—	—	(1)
Stock-based compensation expense [1]	—	—	(85)	(5)	—
Payroll taxes related to stock-based compensation [2]	—	—	(2)	—	(1)
Restructuring charges [3]	—	—	—	—	(2)
Adjusted operations and support	$ 66	$ 60	$ 58	$ 66	$ 69
Operations and support as a percent of GTV	0.9 %	0.8 %	1.9 %	0.9 %	0.9 %
Adjusted operations and support as a percent of GTV	0.9 %	0.8 %	0.8 %	0.8 %	0.8 %
Research and development	$ 127	$ 130	$ 1,850	$ 205	$ 115
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense [1]	(2)	(2)	(1,711)	(85)	21
Payroll taxes related to stock-based compensation [2]	—	—	(14)	—	(8)
Restructuring charges [3]	—	—	—	—	(9)
Adjusted research and development	$ 124	$ 127	$ 124	$ 119	$ 118
Research and development as a percent of GTV	1.7 %	1.7 %	24.7 %	2.6 %	1.4 %
Adjusted research and development as a percent of GTV	1.7 %	1.7 %	1.7 %	1.5 %	1.4 %
Sales and marketing	$ 161	$ 166	$ 455	$ 179	$ 184
Depreciation and amortization expense	(2)	(2)	(2)	(2)	(2)
Stock-based compensation expense [1]	(1)	(1)	(292)	(22)	(9)
Payroll taxes related to stock-based compensation [2]	—	—	(2)	—	(2)
Acquisition-related expenses	(1)	5	—	—	—
Restructuring charges [3]	—	—	—	—	(3)
Adjusted sales and marketing	$ 157	$ 168	$ 159	$ 155	$ 168
Sales and marketing as a percent of GTV	2.2 %	2.2 %	6.1 %	2.3 %	2.2 %
Adjusted sales and marketing as a percent of GTV	2.1 %	2.2 %	2.1 %	2.0 %	2.0 %

Q1 2024

20

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS (CONTINUED)

(unaudited, in millions)

	Three Months Ended				
	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024
General and administrative	$ 77	$ 51	$ 568	$ 107	$ 98
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense [1]	(2)	(1)	(500)	(29)	(19)
Payroll taxes related to stock-based compensation [2]	—	—	(6)	—	(2)
Certain legal and regulatory accruals and settlements, net [4]	(1)	7	—	(2)	(3)
Reserves for sales and other indirect taxes [5]	(1)	12	23	1	1
Restructuring charges [3]	—	—	—	—	(4)
Other [6]	—	—	(3)	—	—
Adjusted general and administrative	$ 72	$ 68	$ 81	$ 76	$ 70
General and administrative as a percent of GTV	1.0 %	0.7 %	7.6 %	1.4 %	1.2 %
Adjusted general and administrative as a percent of GTV	1.0 %	0.9 %	1.1 %	1.0 %	0.8 %
Total operating expenses	$ 432	$ 408	$ 3,018	$ 562	$ 470
Depreciation and amortization expense	(5)	(5)	(4)	(4)	(5)
Stock-based compensation expense [1]	(5)	(4)	(2,588)	(141)	(7)
Payroll taxes related to stock-based compensation [2]	—	—	(24)	—	(13)
Certain legal and regulatory accruals and settlements, net [4]	(1)	7	—	(2)	(3)
Reserves for sales and other indirect taxes [5]	(1)	12	23	1	1
Acquisition-related expenses	(1)	5	—	—	—
Restructuring charges [3]	—	—	—	—	(18)
Other [6]	—	—	(3)	—	—
Adjusted total operating expenses	$ 419	$ 423	$ 422	$ 416	$ 425
Total operating expenses as a percent of GTV [7]	5.8 %	5.5 %	40.3 %	7.1 %	5.6 %
Adjusted total operating expenses as a percent of GTV [7]	5.6 %	5.7 %	5.6 %	5.3 %	5.1 %

[1] The first quarter of 2024 includes a benefit related to the reversal of previously recognized stock-based compensation expense of $4 million, $79 million, $8 million, $4 million, and $95 million for O&S, R&D, S&M, G&A, and total operating expenses, respectively, for unvested equity awards for executive departures in the first quarter of 2024 and for terminated employees in connection with the restructuring plan, as applicable.

[2] Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

[3] Represents severance payments and other related benefits for terminated employees in connection with the restructuring plan.

[4] Represents certain legal, regulatory, and policy expenses related to worker classification matters.

[5] Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our underlying operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

[6] Represents issuance costs related to the issuance of our Series A Preferred Stock.

[7] Totals of percent of GTV may not foot due to rounding.

Q1 2024

21